                                            Contacts:  Sam Gradess
                                                       Chief Financial Officer
                                                       Alloy, Inc.
                                                       212/244-4307
FOR IMMEDIATE RELEASE:

         ALLOY ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
    Key Financial Performance Measures Meet Management Guidance Expectations

         NEW YORK, NY - MARCH 30, 2004 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company targeting the dynamic Generation Y population, today reported revenues for the fiscal quarter ended January 31, 2004 of $116.3 million and a net loss attributable to common stockholders of $76.6 million or $1.82 per diluted share. Excluding the impact of a $70.8 million non-cash write-down of goodwill, trademarks and long-lived assets, the net loss attributable to common stockholders was $5.8 million, or $0.14 per diluted share. This compares with our previously announced guidance range of a fourth fiscal quarter net loss attributable to common stockholders of $0.09 to $0.14 per diluted share. The write-down of goodwill, trademarks and long-lived assets occurred exclusively in our direct marketing segment and resulted from our annual valuation review as of December 31, 2003 conducted by an independent valuation firm. For its fourth fiscal quarter, Alloy generated $1.4 million in earnings before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, and goodwill and other asset write-downs due to valuation impairment ("Adjusted EBITDA"). This compares with our previously announced guidance range for fourth fiscal quarter Adjusted EBITDA of $1.0 million to $3.0 million. For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) determined under GAAP, please refer to the financial tables provided at the end of this release.

         Total revenues for the fourth fiscal quarter increased 12% to $116.3 million, compared with $103.7 million for the fourth quarter of fiscal 2002. Fiscal fourth quarter net merchandise revenues of $78.4 million were up 23% compared with $63.7 million for
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last year's fiscal fourth quarter. The increase resulted from our acquisition of
dELiA*s Corp., which offset an overall decline in revenues for Alloy's catalog titles. Fiscal fourth quarter sponsorship and other revenues of $37.9 million were down 5% versus $40.0 million for the comparable period in our last fiscal year. The decrease was attributable to a reduction in revenues in our advertising placement business, along with revenue declines in our print and interactive advertising operations, offset partially by the revenue contribution of the OCM business that we purchased at the beginning of the second quarter of fiscal 2003.

         Fourth fiscal quarter gross profit increased to $58.4 million, or 50.3% of revenues, compared with $52.0 million, or 50.1% of revenues, for the comparable period last year, largely as a result of the overall increase in revenues.

         Operating expenses were $132.7 million for the fourth quarter of fiscal 2003 versus $46.5 million for the fourth quarter of fiscal 2002. Excluding the impact of goodwill and other asset write-downs and restructuring charges, operating expenses increased to $61.9 million from $43.9 million. The increase resulted primarily from the expenses of the acquired dELiA*s Corp. and OCM operations, along with $0.4 million of stock-based compensation.

         Net loss for the fourth quarter of fiscal 2003 was $76.2 million, compared with net income of $8.1 million for last fiscal year's fourth quarter. Net loss attributable to common stockholders for the fourth quarter of fiscal 2003 was $76.6 million, or $1.82 per diluted share, compared with net income attributable to common stockholders of $7.6 million, or $0.18 per diluted share, for last fiscal year's fourth quarter. As indicated above, in the fourth quarter of fiscal 2003 we wrote-down $70.8 million of goodwill, trademarks and long-lived assets as a result of our annual valuation testing. Excluding these write-downs, Alloy's net loss attributable to common stockholders for the fourth quarter of fiscal 2003 would have been $5.8 million or $0.14 per diluted share. Adjusted EBITDA decreased from $11.8 million for the fourth fiscal quarter of 2002 to $1.4 million for the fourth fiscal quarter of 2003. In the fourth fiscal quarter of 2003, Alloy did not repurchase any shares of its common stock under its previously announced share repurchase program.

         Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, "We managed to meet our revenue and Adjusted EBITDA forecast for our fourth fiscal quarter despite significant transitional challenges in our merchandise business and substantial costs related to outstanding litigation matters. We acknowledge the efforts of our staff during this challenging period, and we approach fiscal 2004 with an expectation of improved financial performance throughout our businesses over the course of the year. We plan to remain focused in our efforts to separate our media and merchandising businesses at an opportune time in the foreseeable future."

         Our name database now stands at over 26 million total names, of which over 8 million have a buying history with us.

         Total revenues for the twelve months ended January 31, 2004 increased 24% to $371.9 million compared with $299.3 million for the twelve months ended January 31, 2003. Net merchandise revenues for the twelve months ended January 31, 2004 of $186.9 million were up 12% versus $167.6 million for the twelve months ended January 31, 2003. Sponsorship and other revenues of $185.0 million for the twelve-month period were up 40% compared with $131.8 million for the previous fiscal year. Gross profit for the twelve months ended January 31, 2004 increased to $182.6 million, or 49.1% of revenues, compared with $154.2 million, or 51.5% of revenues, for fiscal 2003. Operating expenses were $258.7 million for fiscal 2003 versus $134.2 million for fiscal 2002. Net loss for the twelve months ended January 31, 2004 was $83.7 million, compared with net income of $23.3 million for the twelve months ended January 31, 2003. Net loss attributable to common stockholders for fiscal 2003 was $85.7 million, or $2.08 per diluted share, compared with net income attributable to common stockholders of $21.2 million, or $0.53 per diluted share for fiscal 2002. Excluding the $70.8 million write-down of goodwill, trademarks and long-lived assets in the fourth quarter, Alloy's net loss attributable to common stockholders for fiscal 2003 would have been $14.9 million or $0.36 per diluted share.

         Looking ahead, Mr. Diamond concluded, "We hope to demonstrate improved financial performance in fiscal 2004 relative to fiscal 2003. We believe that the improvements will occur in the second half of the year after the first anniversary of our acquisition of dELiA*s. We are establishing a fiscal 2004 merchandise revenue range of
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$220 million to $230 million, together with a sponsorship revenue range of $210 million to $220 million, a diluted net loss attributable to common stockholders per share range of ($0.25) to ($0.40) and an Adjusted EBITDA range of $11 million to $16 million."

ABOUT ALLOY

         Alloy, Inc. is a media, marketing services, direct marketing and retail company targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and
24. Alloy's convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month. Through Alloy's 360 Youth media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy's media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, school-based media boards, college guides, and sponsored on- and off-campus events. Alloy generates revenue from its broad reach in the Generation Y community by providing marketers advertising and marketing services through 360 Youth and by selling apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, Web sites and retail stores. For further information regarding Alloy, please visit our Web site (www.alloyinc.com) and click on "Investor Relations". Information on 360 Youth's marketing services can be found at www.360youth.com.

This announcement may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "project" and "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the "Risk Factors That May Affect Future Results" section included in our annual report on Form 10-K for the year ended January 31, 2003, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management's expectations, except as may be required by law.

                               (tables to follow)
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                                   Alloy, Inc.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)



                                                                    Three Months     Three Months     Twelve Months   Twelve Months
                                                                        Ended           Ended            Ended           Ended
                                                                      1/31/2003       1/31/2004        1/31/2003       1/31/2004
                                                                    ------------     ------------     ------------    ------------
Net merchandise revenues                                            $     63,706     $     78,366     $    167,572    $    186,923
Sponsorship and other revenues                                            39,993           37,886          131,758         185,026
                                                                    ------------     ------------     ------------    ------------
Total revenues                                                           103,699          116,252          299,330         371,949
Cost of goods sold                                                        51,739           57,805          145,148         189,379
                                                                    ------------     ------------     ------------    ------------
Gross profit                                                              51,960           58,447          154,182         182,570

Selling and marketing expenses                                            36,812           47,211          108,791         145,316
General and administrative expenses                                        4,414           12,244           17,209          33,021
Acquired intangible asset amortization (1)                                 2,651            2,124            5,554           7,887
Stock-based compensation                                                       8              353               31           1,002
Restructuring charge                                                       2,571                0            2,571             730
Write-down of long-lived assets due to impairment                              0              198                0             198
Write-down of goodwill and trademarks due to impairment                        0           70,594                0          70,594
                                                                    ------------     ------------     ------------    ------------
Total operating expenses                                                  46,456          132,724          134,156         258,748
Income (loss) income from operations                                       5,504          (74,277)          20,026         (76,178)
Interest and other income (expense), net                                     334           (1,563)           1,797          (2,250)
                                                                    ------------     ------------     ------------    ------------
Income (loss) before income taxes                                          5,838          (75,840)          21,823         (78,428)
Income tax (benefit) expense                                              (2,251)             342           (1,472)          5,280
                                                                    ------------     ------------     ------------    ------------
Net income (loss)                                                          8,089          (76,182)          23,295         (83,708)
Preferred stock dividend and accretion                                       458              396            2,100           1,944
                                                                    ------------     ------------     ------------    ------------
Net income (loss) attributable to common stockholders               $      7,631         ($76,578)     $    21,195        ($85,652)
Net income (loss) attributable to common
   stockholders per basic share                                     $       0.19           ($1.82)     $      0.55          ($2.08)
Net income (loss) attributable to common
   stockholders per diluted share                                   $       0.18           ($1.82)     $      0.53          ($2.08)

Weighted average basic common shares outstanding:                     39,714,625       41,976,530       38,436,256      41,175,046
Diluted shares outstanding per GAAP:                                  41,446,677       41,976,530       40,071,412      41,175,046

RECONCILIATION OF EBTA AND ADJUSTED EBITDA TO GAAP RESULTS (2):

Net income (loss)                                                   $      8,089         ($76,182)    $     23,295        ($83,708)
Income tax expense                                                        (2,251)             342           (1,472)          5,280
Acquired intangible asset amortization                                     2,651            2,124            5,554           7,887
Stock-based compensation                                                       8              353               31           1,002
Restructuring charge                                                       2,571                0            2,571             730
Write-down of long-lived assets due to impairment                              0              198                0             198
Write-down of goodwill and trademarks due to impairment                        0           70,594                0          70,594
                                                                    ------------     ------------     ------------    ------------
EBTA EXCLUDING STOCK-BASED COMPENSATION,
   RESTRUCTURING AND ASSET WRITE-DOWNS                              $     11,068          ($2,571)    $     29,979    $      1,983
Interest and other income (expense), net                                     334           (1,563)           1,797          (2,250)
Depreciation and amortization                                              1,088            2,376            4,265           6,734
                                                                    ------------     ------------     ------------    ------------
ADJUSTED EBITDA                                                     $     11,822     $      1,368     $     32,447    $     10,967

(1) Reflects the adoption of FAS 142 "Goodwill and Other Intangible Assets" as of February 1, 2002 which eliminates regular periodic amortization of goodwill.

(2) This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy's results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

                                   Alloy, Inc.
               SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                 (In thousands)

                                                               January 31, 2003   January 31, 2004
                                                                  (audited)         (unaudited)
                                                               ----------------   ----------------
Assets
Current Assets
    Cash and cash equivalents                                     $ 35,187           $ 26,619
    Marketable securities                                           23,169             24,599
    Accounts receivable, net                                        30,022             31,848
    Inventories, net                                                23,466             28,599
    Prepaid catalog costs                                            2,100              2,028
    Other current assets                                            10,130              3,124
                                                                  --------           --------
             Total current assets                                  124,074            116,817

Property and equipment, net                                         10,081             27,193
Deferred tax asset                                                   5,621                  0
Goodwill, net                                                      270,353            263,367
Intangible and other assets, net                                    24,471             30,131
                                                                  --------           --------
             Total assets                                         $434,600           $437,508

Liabilities and Stockholders' Equity
Current Liabilities
    Accounts payable                                              $ 28,032           $ 25,348
    Deferred revenues                                               15,106             20,878
    Accrued expenses and other current liabilities                  27,679             31,088
                                                                  --------           --------
             Total current liabilties                               70,817             77,314

Deferred tax liability                                               2,698                  0
Other long term liabilities                                             93              3,657
Convertible debt                                                         0             69,300

Series B Preferred Stock                                            15,550             14,434

Stockholders' Equity                                               345,442            272,803
                                                                  --------           --------
             Total liabilities and stockholders' equity           $434,600           $437,508